                                                                      Exhibit 21


                           SUBSIDIARIES OF THE COMPANY



1. M/I Financial Corp., an Ohio corporation. M/I Financial Corp. is wholly-owned by the Company.

2. M/I Homes, Inc., an Arizona corporation. M/I Homes, Inc. is wholly-owned by the Company.

3. M/I Homes Construction, Inc., an Arizona corporation. M/I Homes Construction, Inc. is wholly-owned by the Company.

4.   601RS, Inc., an Ohio corporation. 601RS is wholly-owned by the Company

5. Lot 5 - 1997, L.L.C., a Virginia limited liability corporation. Lot 5 is wholly-owned by the Company.

6. Bellwood, L.L.C., a Virginia limited liability corporation. 99% L.L.C. owned by Lot 5.

7. Manor Road - 1997, L.L.C., a Virginia limited liability corporation. Manor Road is wholly-owned by the Company.

8. Chevy Chase Villas, L.L.C., a Virginia limited liability corporation. 99% L.L.C. owned by Manor Road.